Exhibit 99.1

Rudolph Announces Ruling in
Patent Reexamination Appeal by Camtek

Opinion rendered which confirmed validity of additional patent claims

Wilmington, Massachusetts (December 22, 2016)-Rudolph Technologies, Inc. (NYSE: RTEC) announced today that the U.S. Court of Appeals for the Federal Circuit has issued a ruling regarding Camtek Ltd.’s requested reexamination of Rudolph’s U.S. Patent No. 7,729,528. The ‘528 patent is the subject of Rudolph’s patent infringement lawsuit against Camtek’s inspection systems which is currently stayed pending the resolution of the re-examination process.

As background, in December of 2011, Rudolph filed a complaint against Camtek asserting that Camtek’s Condor and Gannet inspection systems infringed Rudolph’s ‘528 patent. Camtek responded by filing an inter partes reexamination petition regarding the ‘528 patent with the U.S. Patent and Trademark Office (“PTO”). Based on the parties’ agreement, the Court stayed the lawsuit pending the outcome of the reexamination process. Of the ‘528 patent’s 53 claims, reexamination was instituted on 18. Rudolph later appealed the PTO’s decision to reject the 18 reexamined patent claims to the Court of Appeals for the Federal Circuit.

Today’s ruling by the Court of Appeals reversed the PTO’s rejection of three of the 18 patent claims and affirmed the PTO’s rejection of nine patent claims. The appeal of the remaining six patent claims was dismissed by the Court of Appeals for procedural reasons.

“We are pleased that the Federal Court of Appeals reversed the Patent and Trademark Office’s decision regarding the rejection of three claims of the ‘528 patent. We believe these claims, along with the other claims which were not rejected as part of the reexamination process, will form a solid basis by which we will ultimately prevail in the associated litigation,” commented Robert Koch, Rudolph’s vice president and general counsel. “It is our estimation that the claims which remain rejected were not essential for Rudolph’s success in the litigation as the remaining claims are fully sufficient to hold Camtek accountable, once again, for its use of our patented technology in its tool offerings.”

The Court of Appeals ruling is subject to each party’s right to request reconsideration. Thereafter, upon finalization of the decision, the stay in the litigation will likely be lifted. Rudolph continues to assert its intellectual property rights against Camtek to ensure that their prohibited use of Rudolph’s proprietary, patented technology ends. Rudolph prevailed with collecting a $14.6 million patent infringement judgment against Camtek earlier this year involving U.S. Patent No. 6,826,298 and is also actively prosecuting an additional lawsuit against Camtek over their Eagle products under that patent. In this further lawsuit, Rudolph is again seeking both monetary damages and a permanent injunction against the sale of the Eagle systems in the United States.

About Rudolph Technologies
Rudolph Technologies, Inc. is a leader in the design, development, manufacture and support of defect inspection, lithography, process control metrology, and process control software used by semiconductor and advanced packaging device manufacturers worldwide. Rudolph delivers comprehensive solutions throughout the fab with its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down costs and time to market of their devices. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company’s website at www.rudolphtech.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) related to the protection of its intellectual property as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph’s control. Such factors include, but are not limited to, results of future litigation and the challenges presented related to the enforcement of its patents. Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph’s Form 10-K report for the year ended December 31, 2015 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Rudolph’s current expectations, the company cannot guarantee any related future results, levels of activity, performance or achievements. Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

Rudolph Contacts:
Investors:
Steven R. Roth
973.448.4302
steven.roth@rudolphtech.com

Guerrant Associates
Laura Guerrant-Oiye
Principal
808.882.1467
lguerrant@guerrantir.com

Trade Press:
Amy Shay
952.259.1794
amy.shay@rudolphtech.com